EXHIBIT 99.1

Contacts:	Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330
Carolyn Bumgardner Wang
WeissComm Partners
(415) 946-1065
PHARMACYCLICS ANNOUNCES PRICING OF COMMON STOCK OFFERING
Sunnyvale, CA, November 7, 2006 — Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the pricing of an underwritten public offering of 4,200,000 shares of its common stock at a price to the public of $4.75 per share. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be $18,493,000. The offering is being made pursuant to a shelf registration statement that was declared effective by the U.S. Securities and Exchange Commission on February 18, 2004. Pharmacyclics also granted the underwriters a 30-day option to purchase up to an additional 630,000 shares to cover over-allotments, if any. All of the shares to be sold are being offered by Pharmacyclics. The offering is expected to close on November 13, 2006.
RBC Capital Markets Corporation and Thomas Weisel Partners LLC are acting as joint lead managers and joint book-runners of the public offering. Copies of the prospectus supplement and the accompanying prospectus can be obtained from RBC’s prospectus department at One Liberty Plaza 165 Broadway, New York, NY 10006, fax number: 212.428.6260, or Thomas Weisel Partners’ prospectus department at One Montgomery Street, San Francisco, CA 94104, fax number 415.364.2799. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which will be filed with the Securities and Exchange Commission.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases.